CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Money Market Liquidity Fund, a series of Putnam Funds Trust:

We consent to the use of our report, dated November 17, 2011, with respect to the financial statements included herein by reference of the Putnam Money Market Liquidity Fund, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 24, 2012